Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated August 24, 2017, with respect to the consolidated financial statements, schedule and internal control over financial reporting included in the Annual Report of MISONIX INC. on Form 10-K for the year ended June 30, 2017. We consent to the incorporation by reference of said reports in the Registration Statements of MISONIX INC. on Forms S-8 (File No. 333-203944, File No. 333-188554, File No. 333-165088, File No. 333-130874, File No. 333-63166, File No. 333-78795, File No. 333-18907, File No. 333-73924 and File No. 333-219348).

/s/ GRANT THORNTON LLP

Boston, Massachusetts

August 24, 2017